LEONARD HURT FROST LILLY & LEVIN                  816 CONGRESS AVENUE
              A Professional Corporation                          SUITE 1280
                   ATTORNEYS AT LAW                          AUSTIN, TEXAS 78701
                 1701 K STREET, N.W.                            (512) 477-7161
                      SUITE 300                               FAX (512) 476-1676
             WASHINGTON, D.C. 20006-1522
                    (202) 223-2500                           600 N. PEARL STREET
                  FAX (202) 223-2501                              SUITE 900
                                                             DALLAS, TEXAS 75201
                                                                  (214) 954-6300
                                                              FAX (214) 954-6386

                                                           4545 BISSONNET STREET
                                                                  SUITE 131
                                                            HOUSTON, TEXAS 77401
                                                               (713) 666-6388
                                                              FAX (713) 666-6454



                                February 7, 2001



Eurotech, Ltd.
10306 Eaton Place, Suite 220
Fairfax, Virginia 22030

Dear Sirs:

         We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of 15,554,418 shares of your common stock, .00025 par value ("Shares"), of which 3,000,000 Shares are authorized but unissued, or previously issued that have been reacquired by you for your Treasury, that may be offered and sold from time to time by you, and 12,554,418 Shares have been either issued to various persons ("Selling Shareholders"), or that Selling Shareholders have the right to acquire from you upon the exercise of warrants issued by you to them, and that may be offered and sold from time to time by Selling Shareholders.

         For the purpose of this opinion, we have examined your Articles of Incorporation and amendments thereto, as filed with the appropriate authority of the District of Columbia, your Bylaws, and such minutes of proceedings of your Board of Directors and shareholders, and have considered such questions of law, as we deemed relevant.

         Based on such examination and consideration, we are pleased to inform you that, in our opinion:

         1. The outstanding Shares proposed to be sold by Selling Shareholders have been duly authorized and duly and validly issued and are outstanding, fully paid and non-assessable;

         2. The Shares that Selling Shareholders have the right to acquire upon the exercise of warrants have been duly authorized and reserved for issuance and, when acquired by the respective Selling Shareholders upon the exercise of their respective warrants for the consideration specified therein, will have been duly and validly issued, fully paid and non-assessable.

Eurotech, Ltd.
February 7, 2001
Page 2

         3. The Shares that may be sold by you have been duly authorized and, when authorized to be issued and sold for consideration in excess of their par value buy further action of your Board of Directors, will be duly and validly authorized and issued, fully paid and non-assessable.

         We consent to the filing of a copy of this opinion as an Exhibit to the registration statement filed by you under the Act pursuant to which the Shares are to be registered.

                                     Very truly yours,

                                     LEONARD HURT FROST LILLY & LEVIN
                                                 A PROFESSIONAL CORPORATION



                                     By:  /s/  Edmund B. Frost
                                         ---------------------------------------
                                         Edmund B. Frost
                                         A Member of the Firm